EXHIBIT 99.1

NITCHES, INC. REPORTS RECEIPT AND RESOLUTION OF NASDAQ LETTER

September 25, 2006: 4:15 p.m. EST

SAN DIEGO, CA (Market Wire) -

Nitches, Inc. (NASDAQ: NICH) announced today that it received a letter from The Nasdaq Stock Market on September 20, 2006 indicating that the company had failed to comply with the shareholder approval requirements set forth in Marketplace Rule 4350(i)(1)(C) in connection with its purchase of the Home Décor assets from Taresha LLC, but has since regained compliance with the listing rule.

Nitches entered into an asset purchase agreement with Taresha LLC on June 24, 2006 and completed the acquisition on July 1, 2006. In that acquisition, Nitches issued 600,000 shares to Taresha in exchange for substantially all of the assets of its Home Décor business. Because the controlling shareholder of Taresha was a significant stockholder of Nitches at the time of the transaction, shareholder approval was required for the transaction pursuant to Marketplace Rule 4350(i)(1)(C). Nitches has entered into a lock up agreement with Taresha that restricts the transfer, voting and dividend rights of the shares until shareholder approval of the transaction resulting from the asset purchase agreement is obtained.

Nitches has issued this press release to comply with Marketplace Rule 4803(a). The matter is considered closed by Nasdaq upon dissemination of this release.

About Nitches, Inc.

Nitches, Inc. designs, sells, imports and distributes apparel and accessories to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains. The Company also develops and manufactures private label products for many leading department stores and multi-channel retailers. Nitches markets women's specialty apparel by Adobe Rose®, Saguaro® and Southwest Canyon®, Newport Blue® men's casual lifestyle clothing, Dockers® men's swimwear and t-shirts, golf apparel by The Skins Game®, and women's sleepwear and loungewear by Body Drama®. Furthermore Nitches' Designer Intimates subsidiary distributes sleepwear, robes, loungewear, and daywear under the following brands: Derek Rose®, Princesse tam tam®, Crabtree & Evelyn®, Disney Couture®, The Anne Lewin® Collection, The Bill Blass® Lifestyle Collection, The Dockers® Collection, The Claire Murray® Collection and The Vassarette® Collection.

Nitches, Inc. has been designing and marketing quality apparel for niche markets since 1971. The Company is headquartered in San Diego, California with offices in Los Angeles, New York City, Hong Kong and Istanbul. The Company's shares are traded on the NASDAQ Capital Market under the symbol NICH. Visit our web site at http://www.nitches.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company's products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. The Company's results may also differ materially from period to period due to the seasonal nature of the Company's product lines. Such seasonal differences may be further impacted by the Company's acquisition of Designer Intimates. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.